Filed pursuant to Rule 433

September 23, 2021

Relating to

Preliminary Prospectus Supplement dated September 23, 2021 to

Prospectus dated September 23, 2019

Registration Statement No. 333-233896

Duke Energy Corporation
$500,000,000 3.250% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2082

Pricing Term Sheet

Issuer:	Duke Energy Corporation (the “Issuer”)
Security Description:	3.250% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2082 (the “Debentures”)
Registration Format:	SEC Registered
Trade Date:	September 23, 2021
Settlement Date:	September 28, 2021 (T+3)
Ratings (Moody’s/S&P)*:	Baa3 (Stable)/ BBB- (Stable)
Interest Payment Dates:	Semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2022, subject to deferral
Optional Deferral of Interest:	Up to 10 consecutive years per deferral; deferred interest payments will accrue additional interest at an annual rate equal to the interest rate then applicable to the Debentures, as permitted by law.
Principal Amount:	$500,000,000
Maturity:	January 15, 2082
Interest Rate:	(i) from and including the date of original issuance to but excluding January 15, 2027 at an annual rate of 3.250% and (ii) from and including January 15, 2027 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.321%.
Interest Reset Date:	January 15, 2027 and each date falling on the five-year anniversary of the preceding Interest Reset Date.
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Price to the Public:	100% per Debenture (plus accrued interest, if any, from September 28, 2021)
Over-allotment Option:	None
Optional Redemption Provisions:
Par Call:	In whole or in part, on one or more occasions, during any period from and including the October 15 immediately preceding an Interest Reset Date through and including such Interest Reset Date, in each case at 100% of their principal amount of the Debentures being redeemed, plus any accrued and unpaid interest thereon.
Call for Tax Event:	Following the occurrence of a Tax Event, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest on the principal amount of such Debentures being redeemed to, but excluding, the date of such redemption.
Call for Rating Agency Event:	Following the occurrence of a Rating Agency Event, in whole but not in part, at a redemption price equal to 102% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest on the principal amount of such Debentures being redeemed to, but excluding, the date of such redemption.
CUSIP / ISIN:	26441C BP9 / US26441CBP95
Joint Book-Running Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
Guggenheim Securities, LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Co-Managers:	KeyBanc Capital Markets Inc. CastleOak Securities, L.P. Drexel Hamilton, LLC R. Seelaus & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

Terms used herein but not defined herein shall have the respective meanings as set forth in in the Issuer’s Preliminary Prospectus Supplement dated September 23, 2021.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 or MUFG Securities Americas Inc. toll-free at (877) 649-6848.

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